[QNB LOGO]                                                      P.O. Box  9005
                                                     Quakertown, PA 18951-9005
                                                              TEL 215-538-5600
                                                              FAX 215-538-5765
                                                                   www.QNB.com

FOR IMMEDIATE RELEASE

                    QNB CORP. REPORTS SECOND QUARTER RESULTS

QUAKERTOWN, PA (21 July 2004) QNB Corp. (OTC Bulletin Board: QNBC) the parent company of The Quakertown National Bank (QNB), reported net income for the second quarter 2004 of $1,519,000 or $.48 per share on a diluted basis. This compares to $1,630,000 or $.52 per share on a diluted basis for the same period in 2003. Net income for the first six months of 2004 was $3,241,000 or $1.02 per share diluted, an increase over the $3,161,000 or $1.01 per share diluted for the comparable period in 2003. All earnings per share amounts have been restated to reflect the two-for-one stock split effective on October 14, 2003.


The decline in net income when comparing the two quarters is primarily a result of a decrease in non-interest income. Total non-interest income for the three months ended June 30, 2004 and 2003 was $1,173,000 and $1,426,000, respectively. This decline reflects the impact of the slowdown in residential mortgage activity resulting from the increase in interest rates during 2004. Included in last year's second quarter results were $489,000 in gains on the sale of loans. This compares to a loss of $2,000 for the second quarter of 2004. During the second quarter of 2003, QNB originated over $15 million in mortgage loans. This compares to slightly over $2 million during the same period in 2004. For the six-month period ended June 30, 2004 and 2003, gains on the sale of loans were $98,000 and $850,000, respectively.

Also included in non-interest income are net gains on the sale of investment securities. Gains for the second quarter of 2004 were $217,000 compared with $147,000 for the same period in 2003. For the six-month periods ended June 30, 2004 and 2003, gains on the sale of investment securities were $696,000 and $302,000, respectively.

Net interest income increased $183,000 or 4.9 percent when comparing the two quarters as a 6.5 percent increase in average earning assets more than offset a 4 basis point decline in the net interest margin. Average loans and average investment securities increased 3.7 percent and 13.2 percent, respectively. Average loans for the quarter were $243,426,000, with much of the growth in total loans occurring late in the quarter. Total loans at June 30, 2004 were $260,319,000. This compares to $237,530,000 and $235,124,000 at June 30, 2003 and March 31, 2004, respectively.

The net interest margin was 3.38 percent for the second quarter of 2004 compared to 3.42 percent for the same period in 2003. The net interest margin should begin to increase during the second half of the year as a result of rising interest rates, growth in loans, which tend to have higher yields than investment securities and some repositioning of the investment portfolio to improve the yield. On June 30, the Federal Reserve Board raised the Federal Funds target rate by .25%. This was followed by a corresponding increase in the prime lending rate, a rate to which many of the bank's loans are indexed.

"Despite the decline in net income when comparing the two quarters, there were several positive events that occurred during the second quarter of 2004, said Thomas J. Bisko, President and CEO. "We achieved strong growth in the loan portfolio, increasing outstanding loans by 10.7 percent since March 31, 2004, while maintaining asset quality. During the same period we have also seen our deposits exhibit strong growth. In addition, we opened our first supermarket branch in the Quakertown Commons GIANT Food Store, offering extended banking hours with seven day a week convenience. We remain on target to reach our 2004 financial goals."

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with The Trust Company of Lehigh Valley and retail brokerage services through Raymond James Financial Service, Inc.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

                                                  Three Months Ended                    Six Months Ended
                                                       June 30,                             June 30,
                                                  2004        2003                      2004         2003

INCOME:
Total interest income                           $ 6,172     $ 6,241                   $12,308      $12,574
Total interest expense                            2,219       2,471                     4,429        4,976
Net interest income                               3,953       3,770                     7,879        7,598
Provision for loan losses                             -           -                         -            -
Total non-interest income                         1,173       1,426                     2,543        2,664
Total non-interest expense                        3,181       3,077                     6,259        6,156
Income before income taxes                        1,945       2,119                     4,163        4,106
Provision for income taxes                          426         489                       922          945
Net income                                      $ 1,519     $ 1,630                   $ 3,241      $ 3,161

NET INCOME PER SHARE:
   Basic                                         $ 0.49      $ 0.53                    $ 1.05       $ 1.02
   Diluted                                         0.48       0.52                       1.02         1.01
   Dividends                                      0.185       0.165                      0.37         0.33


SELECTED PERIOD END BALANCES:
Total assets                                   $558,070    $528,462
Federal funds sold                                    -      12,042
Investments                                     255,394     235,267
Loans held-for sale                                 125       2,356
Total loans                                     260,194     235,174
Allowance for loan losses                         2,898       2,937
Deposits                                        443,569     417,383
Borrowed funds                                   70,043      62,946
Shareholders' equity                             41,778      43,463



SELECTED RATIOS:
Return on average assets                           1.12%       1.27%                     1.20%        1.25%
Return on average shareholders' equity            14.39%      16.83%                    15.50%       16.61%
Net interest margin-tax                            3.38%       3.42%                     3.40%        3.52%
equivalent
Efficiency ratio-tax equivalent                   58.03%      55.63%                    56.21%       56.19%
Average shareholders' equity to total              7.76%       7.55%                     7.74%        7.56%
average assets
Nonperforming assets to total assets                 08%        .10%
Allowance as a % of loans                          1.11%       1.24%




                                      # # #
Contact: Thomas J. Bisko, CEO 215-538-5600 ext. 5612 or
                  Bret H. Krevolin, CFO ext. 5716
                  8:30 AM - 5:00 PM